Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 25, 2011

BLUE MOOSE MEDIA, INC. COMPLETES

REVERSE MERGER TRANSACTION

WITH LIQTECH USA, INC.

RIVERTON, UTAH, August 25, 2011 - Blue Moose Media, Inc. (OTC Bulletin Board: BMOM) announced today that on August 24, 2011 it consummated a "reverse merger" with Liqtech USA, Inc., a Delaware corporation, and its consolidated subsidiaries, in which Liqtech USA became a wholly owned subsidiary of the Company (the “Merger”).

Prior to the consummation of the Merger, the Company was not engaged in any trade or business.  Liqtech USA is an award winning cleantech company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for water filtration.  It also manufactures kiln furniture.  Following the Merger, the business of Liqtech USA constitutes the Company’s only operations.

Liqtech USA completed a private placement offering of 63 Units at $100,000 per Unit and received $4,800,000 in cash and a promissory note for $1,500,000 immediately prior to the completion of the Merger.

"The successful completion of the merger represents a major milestone for Liqtech USA, positioning the company for growth," said Lasse Andreassen, Chief Executive Officer. "This "going-public" transaction coupled with the $6.3 million private placement financing which we completed immediately prior to the closing of the merger transaction will enable us to continue to grow our business.”

Additional information regarding the Merger transaction is set forth in the Company's Current Report on Form 8-K dated August 24, 2011, which will be filed with the Securities and Exchange Commission.

ABOUT LIQTECH USA, INC.

Liqtech USA, Inc., a Delaware corporation (“Liqtech”), is an award winning cleantech company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for water filtration.  It also manufactures kiln furniture.  Using nanotechnology, Liqtech develops proprietary products using patented silicon carbide technology.  Liqtech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact:

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